Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 Contacts:

Media:	Chris Hardman	Investors:	Robin Grey
	720-888-2292		720-888-2518

	Kimberly Tulp		Valerie Finberg
	720-888-3675		720-888-2501

Level 3 Reports First Quarter 2008 Results

Financial and Business Highlights

•                  Consolidated Revenue of $1.09 billion

•                  Net Loss of $181 million, or $0.12 per share

•                  Consolidated Adjusted EBITDA of $211 million

•                  Year over year Core Communications Services revenue growth of 10 percent

•                  2008 business outlook reaffirmed

•                  Cumulative Free Cash Flow breakeven for the remainder of 2008

BROOMFIELD, Colo., April 23, 2008 — Level 3 Communications, Inc. (NASDAQ: LVLT) today reported consolidated revenue of $1.09 billion for the first quarter 2008, an increase of 3 percent from $1.06 billion for the first quarter 2007. Fourth quarter 2007 consolidated revenue was $1.10 billion. The year over year growth rate for Core Communications Services revenue was 10 percent.

The net loss for the first quarter 2008 was $181 million, or $0.12 per share, compared to a net loss of $647 million, or $0.44 per share for the first quarter 2007. In the first quarter 2007, excluding a loss on the extinguishment of debt of $427 million, the net loss would have been $220 million, or $0.15 per share. The net loss for the fourth quarter 2007 was $91 million, or $0.06 per share.

Consolidated Adjusted EBITDA(1) was $211 million in the first quarter 2008, an increase of 24 percent from $170 million for the first quarter 2007. Consolidated Adjusted EBITDA for the fourth quarter 2007 was $246 million.

“Over the last several quarters, a growing number of telecommunications industry participants have noted the growth in the demand for optical and IP services,” said James Q. Crowe, president and CEO of Level 3. “We certainly benefited from that trend during the quarter, driven by growth in the delivery of video and other media over the Internet. Additionally, the pricing environment for our Core Communications Services continued to be positive.

“From an operational perspective, we believe we have substantially increased available installation capacity, which was previously a significant constraint on our ability to meet market demand for our services. With these operational improvements, we believe that we are on track to meet our two primary goals for 2008 — to reach free cash flow breakeven on a run rate basis during 2008, and to increase our sales and installations to rates that match customer demand for our services. With respect to the first goal, our performance has exceeded our earlier expectations and we expect to be free cash flow breakeven for the remaining three quarters of this year.”

First Quarter 2008 Financial Results

Metric ($ in millions) Revenue	First Quarter 2008 Results	First Quarter 2007 Results
Core Communications	$958	$870
Other Communications	$51	$84
SBC Contract Services	$57	$83
Total Communications Revenue	$1,066	$1,037
Other Revenue	$26	$19
Total Consolidated Revenue	$1,092	$1,056
Consolidated Adjusted EBITDA (1)(2)	$211	$170
Capital Expenditures	$113	$155
Unlevered Cash Flow (2)	$(21)	$(69)
Free Cash Flow (2)	$(160)	$(248)
Communications Gross Margin (2)	56.9%	56.6%
Communications Adjusted EBITDA Margin (2)	19.3%	16.2%

(1)          Consolidated Adjusted EBITDA for the first quarter 2008 and 2007 excludes $23 million and $24 million in non-cash compensation expense and includes $7 million and $4 million of cash restructuring charges respectively

(2)          See schedule of non-GAAP metrics for definition and reconciliation to GAAP measures

Communications Business

Revenue

Communications revenue for the first quarter 2008 was $1.07 billion, a 3 percent increase from $1.04 billion in the first quarter 2007. In the fourth quarter 2007, Communications revenue was $1.08 billion.

Communications Revenue ($ in millions)	Quarter ended March 31, 2008	Quarter ended March 31, 2007	Percent Change	Quarter ended December 31, 2007	Percent Change
Core Network Services	$774	$720	8%	$783	(1)%
Wholesale Voice Services	$184	$150	23%	$172	7%
Total Core Communications Services	$958	$870	10%	$955	—

Other Communications Services	$51	$84	(39)%	$56	(9)%

SBC Contract Services	$57	$83	(31)%	$73	(22)%

Total Communications Revenue	$1,066	$1,037	3%	$1,084	(2)%

Core Communications Services

Core Communications Services revenue, which includes Core Network Services and Wholesale Voice Services, was $958 million in the first quarter 2008, an increase of 10 percent over $870 million in the first quarter 2007. Fourth quarter 2007 Core Communications Services revenue was $955 million.

Core Network Services revenue increased by 8 percent from the first quarter 2007, primarily from increased demand for IP and optical services across the business. Wholesale Voice Services revenue increased by 23 percent from the first quarter 2007, primarily due to growth from cable and wireless customers.

In the first quarter 2008, Core Communications Services revenue by market group was:

Core Communications Services Revenue ($ in millions)	First Quarter 2008	Total Core Communications Services Revenue
Wholesale Markets Group	$541	57%
Business Markets Group	$240	25%
Content Markets Group	$100	10%
European Markets Group	$77	8%
Total Core Communications Services Revenue	$958

Other Communications Services

Other Communications Services revenue declined 39 percent to $51 million compared to $84 million in the first quarter 2007 as a result of expected declines in managed modem services. For the fourth quarter 2007, Other Communications Services revenue was $56 million.

SBC Contract Services

SBC Contract Services revenue was $57 million in the first quarter 2008, a 31 percent decline compared to the year earlier quarter revenue of $83 million. Fourth quarter 2007 SBC Contract Services revenue was $73 million, which included a $16 million quality of service bonus, the last such bonus for which the company was eligible.

As previously disclosed, SBC announced its intention to migrate the services provided under the agreement to its own network facilities in accordance with terms previously negotiated by WilTel Communications, LLC (WilTel), a company subsequently acquired by Level 3. Under the terms of this agreement, SBC agreed to pay WilTel a minimum amount of gross margin regardless of the actual revenue generated under the contract. Accordingly, while the company expects future SBC Contract Services revenue will be difficult to predict, the gross margin contribution over time is fixed.

As of the end of the first quarter, there was approximately $15 million of gross margin commitment remaining on the contract. The company expects the gross margin commitment to be met in the second quarter 2008 and will evaluate the approach to external revenue reporting under this agreement going forward once the commitment is satisfied.

Deferred Revenue

Communications deferred revenue decreased to $918 million at the end of the first quarter 2008, compared to $939 million at the end of the first quarter 2007 and $929 million at the end of the fourth quarter 2007.

Cost of Revenue

Communications cost of revenue for the first quarter 2008 increased to $459 million, versus $450 million in the first quarter 2007 and $444 million in the previous quarter.

Communications Gross Margin(1) was $607 million, or 56.9 percent in the first quarter 2008, compared to $587 million, or 56.6 percent in the first quarter 2007. For the fourth quarter 2007, Communications Gross Margin was $640 million or 59.0 percent. The fourth quarter gross margin had the benefit of the $16 million SBC performance bonus.

“Actual gross margins in coming quarters will largely be determined by the mix of Core Network Services revenue and Wholesale Voice Services revenue,” said Sunit Patel, executive vice president and CFO of Level 3. “Core Network Services revenue has incremental gross margins of approximately 80 percent and Wholesale Voice Services revenue has incremental gross margins of approximately 30 percent. Over the course of the year, we expect to benefit from the growth of higher margin Core Network Services revenue and network optimization.”

Selling, General and Administrative (SG&A) Expense

Communications SG&A expense, including non-cash compensation expense, was $418 million for the first quarter 2008, versus $439 million for the first quarter 2007 and $439 million for the fourth quarter 2007. Communications SG&A includes $23 million, $24 million and $50 million for the first quarter 2008, first quarter 2007 and fourth quarter 2007, respectively, of non-cash compensation expense.

Excluding non-cash compensation expense, Communications SG&A was $395 million in the first quarter 2008, a 5 percent decline compared to $415 million in the first quarter 2007. Fourth quarter 2007 Communications SG&A, excluding non-cash compensation expense, was $389 million, which included a $21 million reduction in incentive-based compensation expense.

Adjusted EBITDA

Adjusted EBITDA(1) for the communications business was $205 million for the first quarter 2008, a 22 percent increase compared to $168 million for the first quarter 2007. Fourth quarter 2007 Communications Adjusted EBITDA was $246 million.

Communications Adjusted EBITDA margin was 19.3 percent in the first quarter 2008, versus 16.2 percent in the first quarter 2007 and 22.7 percent in the previous quarter.

Communications Adjusted EBITDA excludes non-cash compensation expense and includes severance and restructuring charges related to integration activities of $7 million, $4 million and $5 million for the first quarter 2008, first quarter 2007 and fourth quarter 2007, respectively.

Other Businesses

The company’s other businesses consist primarily of coal mining operations. During the first quarter 2008, the company recognized $6 million in Adjusted EBITDA from other businesses, compared to $2 million in the first quarter 2007 and zero in the fourth quarter 2007. The increase in Adjusted EBITDA was primarily the result of a buyout agreement with one of the coal customers, providing a one-time benefit of $5 million during the quarter.

Consolidated Cash Flow and Liquidity

During the first quarter 2008, Unlevered Cash Flow(1) was negative $21 million, versus negative $69 million in the first quarter 2007 and positive $146 million for the previous quarter. Consolidated Free Cash Flow for the first quarter 2008 was negative $160 million, versus negative $248 million for the first quarter 2007 and positive $41 million for the fourth quarter 2007.

“As expected, our cash flow losses widened during the quarter resulting from negative fluctuations in working capital due to annual bonus payments, declines in payables due to a decline in capital expenditures, prepayments on maintenance contracts, interest payments and property tax payments,” said Patel. “For the remaining three quarters of the year, we expect to be free cash flow breakeven on a cumulative basis. Additionally, as we previously disclosed, we expect to be free cash flow positive for the full year 2009.”

As of March 31, 2008, the company had cash and marketable securities of approximately $540 million.

Operational Update

The company made several improvements to the service activation processes during the quarter and installed more Core Network Services compared to the previous quarter.

The company also made progress in the implementation of its Project Unity initiative, which remains on schedule. By the end of 2008, Unity processes and systems are expected to support activation of approximately half of the company’s order volume, and approximately two thirds of Core Network Services revenue. This increase in operational efficiency, combined with ongoing process improvements, is expected to further increase overall installation capacity over the coming quarters.

2008 Business Outlook

“Our sales funnel growth continues to point to strong sales momentum for the first half of the year,” said Patel. “Sales and installs increased in the first quarter and we are aggressively hiring new salespeople to address the strong demand we are seeing in the market. Our installation capacity increased in the quarter, and we expect to continue to increase capacity throughout

2008. We are reaffirming our projection that Core Communications Services revenue will grow 8 to 13 percent for the full year 2008.

“In addition, we expect Consolidated Adjusted EBITDA to increase throughout 2008 as a result of Core Communications Services revenue growth, combined with improvements in gross margin and continued reductions in operating expenses. We are reiterating our 2008 Consolidated Adjusted EBITDA guidance of $950 million to $1.10 billion.”

Summary

“Our sales and installation rates increased during the first quarter and we expect that positive trend to continue throughout 2008,” said Crowe. “Our financial results for the first quarter and the overall healthy pricing and demand environment give us increasing confidence in our 2008 business outlook, and our ability to be free cash flow breakeven in aggregate for the remaining three quarters of 2008.

“Importantly, we believe our actions over the past six months have greatly improved our customers’ experience and that our extensive end-to-end network, coupled with our broad service portfolio, makes us the alternative provider of choice for high bandwidth needs.”

Conference Call and Web Site Information

Level 3 will hold a conference call to discuss the company’s first quarter results at 10 a.m. EDT today. The call will be broadcast live on Level 3’s Web site at . If you are unable to join the call via the Web, you may access the call at 888-724-9520 or 913-312-1272 access code 7889479.

The call will be archived and available on Level 3’s Web site at , or you may access an audio replay until 12:00 a.m. MDT on Friday, May 2, 2008, by dialing 888-203-1112 or 719-457-0820 access code 7889479.

The company will post an investor presentation that summarizes the financial and operational progress for the first quarter 2008 on its Web site at http://www.level3.com/investor_relations/index.html.

About Level 3 Communications

Level 3 Communications, Inc. (NASDAQ: LVLT) is a leading international provider of fiber-based communications services. Enterprise, content, wholesale and government customers rely on Level 3 to deliver services with an industry-leading combination of scalability and value over an end-to-end fiber network. Level 3 offers a portfolio of metro and long-haul services, including transport, data, Internet, content delivery and voice. For more information, visit .

Level 3 Communications, Level 3, the red 3D brackets and the Level 3 Communications logo are registered service marks of Level 3 Communications, LLC and/or its affiliates in the United States and/or other countries. Level 3 services are provided by wholly owned subsidiaries of Level 3 Communications, Inc. Any other service, product or company names recited herein are trademarks or service marks of their respective owners.

Forward-Looking Statement
Some of the statements made in this press release are forward looking in nature. These statements are based on management’s current expectations or beliefs. These forward looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Level 3’s control, which could cause actual events to differ materially from those expressed or implied by the statements. The most important factors that could prevent Level 3 from achieving its stated goals include, but are not limited to the company’s ability to: successfully integrate acquisitions; increase the volume of traffic on the network; defend intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors. Level 3 is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

30

1)  Non-GAAP Metrics

Pursuant to Regulation G, the Company is hereby providing a reconciliation of non-GAAP financial metrics to the most directly comparable GAAP measure.

The Company provides projections that include non-GAAP metrics that the Company deems relevant to management and investors. These non-GAAP metrics are Consolidated Adjusted EBITDA, Communications Gross Margin, Communications Adjusted EBITDA Margin, Unlevered Cash Flow and Consolidated Free Cash Flow. Certain of the following reconciliations of these non-GAAP financial metrics to GAAP include forward-looking statements with respect to the information identified as a projection. Level 3 has made a number of assumptions in preparing our projections, including assumptions as to the components of financial metrics. These assumptions, including dollar amounts of the various components that comprise a financial metric, may or may not prove to be correct. We caution you that these forward-looking statements are only projections, which are subject to risks and uncertainties including technological uncertainty, financial variations, changes in the regulatory environment, industry growth and trend predictions. Please see the Company’s Annual Report on Form 10-K for a description of these risks and uncertainties.

In order to provide projections with respect to non-GAAP metrics, we are required to indicate a range for GAAP measures that are components of the reconciliation of the non-GAAP metric. The provision of these ranges is in no way meant to indicate that the Company is explicitly or implicitly providing projections on those GAAP components of the reconciliation. In order to reconcile the non-GAAP financial metric to GAAP, the Company has to use ranges for the GAAP components that arithmetically add up to the non-GAAP financial metric. While the Company feels reasonably comfortable about the projections for its non-GAAP financial metrics, it fully expects that the ranges used for the GAAP components will vary from actual results. We will consider our projections of non-GAAP financial metrics to be accurate if the specific non-GAAP metric is met or exceeded, even if the GAAP components of the reconciliation are different from those provided in an earlier reconciliation.

Communications Gross Margin ($) is defined as communications revenue less communications cost of revenue from the consolidated condensed statements of operations.

Cost of Revenue for the communications business includes leased capacity, right-of-way costs, access charges and other third party circuit costs directly attributable to the network, as well as costs of assets sold. Cost of revenue also includes satellite transponder lease costs, package delivery costs and blank tape media costs attributable to the video business. Cost of revenue does not include depreciation and amortization.

Communications Gross Margin (%) is defined as communications gross margin ($) divided by communications revenue. Management believes that communications gross margin is a relevant metric to provide to investors, as it is a metric that management uses to measure the margin available to the Company after it pays third party network services costs; in essence, a measure of the efficiency of the Company’s network.

Communications Gross Margin ($ in millions)	Q108	Q407	Q107
Communications Revenue	$1,066	$1,084	$1,037
Communications Cost of Revenue	$459	$444	$450
Communications Gross Margin ($)	$607	$640	$587
Communications Gross Margin (%)	56.9%	59.0%	56.6%

Consolidated Adjusted EBITDA is defined as net income/(loss) from the consolidated condensed statements of operations before income taxes, total other income/(expense), non-cash impairment charges, depreciation and amortization and non-cash stock compensation expense.

Communications Adjusted EBITDA Margin is defined as Communications Adjusted EBITDA divided by communications revenue.

Management believes that Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin are relevant and useful metrics to provide to investors, as they are an important part of the Company’s internal reporting and are key measures used by Management to evaluate profitability and operating performance of the Company and to make resource allocation decisions. Management believes such measures are especially important in a capital-intensive industry such as telecommunications. Management also uses Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin to compare the Company’s performance to that of its competitors. Management has adjusted consolidated EBITDA to eliminate certain non-cash and non-operating items in order to consistently measure from period to period its ability to fund capital expenditures, fund growth, service debt and determine bonuses. Consolidated Adjusted EBITDA excludes non-cash impairment charges and non-cash stock compensation expense because of the non-cash nature of these items. Consolidated Adjusted EBITDA also excludes interest income, interest expense, income taxes and gain (loss) on extinguishment of debt because these items are associated with the Company’s capitalization and tax structures. Consolidated Adjusted EBITDA also excludes depreciation and amortization expense because these non-cash expenses reflect the impact of capital investments which management believes should be evaluated through consolidated free cash flow. Consolidated Adjusted EBITDA excludes other, net because these items are not related to the primary operations of the Company.

There are limitations to using non-GAAP financial measures, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from the Company’s calculations. Additionally, this financial measure does not include certain significant items such as interest income, interest expense, income taxes, depreciation and amortization, non-cash impairment charges, non-cash stock compensation expense, gain/(loss) on early extinguishment of debt and net other income/(expense). Consolidated Adjusted EBITDA and Communications Adjusted EBITDA Margin should not be considered a substitute for other measures of financial performance reported in accordance with GAAP.

Consolidated Adjusted EBITDA Three Months Ended March 31, 2008 ($ in millions)	Communications	Other	Consolidated
Net Earnings (Loss)	$(187)	$6	$(181)
Income Tax (Benefit) Expense	$2	$1	$3
Total Other (Income) Expense	$128	$(2)	$126
Non-Cash Impairment Charge	$—	$—	$—
Depreciation and Amortization Expense	$239	$1	$240
Non-Cash Stock Compensation Expense	$23	$—	$23
Consolidated Adjusted EBITDA	$205	$6	$211

Consolidated Adjusted EBITDA Three Months Ended December 31, 2007 ($ in millions)	Communications	Other	Consolidated
Net Earnings (Loss)	$(89)	$(2)	$(91)
Income Tax (Benefit) Expense	$(20)	$—	$(20)
Total Other (Income) Expense	$82	$—	$82
Non-Cash Impairment Charge	$—	$—	$—
Depreciation and Amortization Expense	$223	$2	$225
Non-Cash Stock Compensation Expense	$50	$—	$50
Consolidated Adjusted EBITDA	$246	$—	$246

Consolidated Adjusted EBITDA Three Months Ended March 31, 2007 ($ in millions)	Communications	Other	Consolidated
Net Earnings (Loss)	$(647)	$—	$(647)
Income Tax (Benefit) Expense	$1	$1	$2
Total Other (Income) Expense	$570	$—	$570
Non-Cash Impairment Charge	$—	$—	$—
Depreciation and Amortization Expense	$220	$1	$221
Non-Cash Stock Compensation Expense	$24	$—	$24
Consolidated Adjusted EBITDA	$168	$2	$170

Communications Adjusted EBITDA Margin ($ in millions)	Q108	Q407	Q107
Communications Revenue	$1,066	$1,084	$1,037
Communications Adjusted EBITDA	$205	$246	$168
Communications Adjusted EBITDA Margin	19.3%	22.7%	16.2%

Projected Consolidated Adjusted EBITDA Twelve Months Ended December 31, 2008	Consolidated Range
($ in millions)	Low	High
Net Earnings (Loss)	$(650)	$(450)
Total Other (Income) Expense	$540	$510
Depreciation and Amortization Expense	$940	$900
Non-Cash Stock Compensation Expense	$120	$140
Consolidated Adjusted EBITDA	$950	$1,100

Unlevered Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures, and adding back cash interest paid, less interest income all as disclosed in the consolidated statements of cash flows or the consolidated condensed statements of operations. Management believes that Unlevered Cash Flow is a relevant metric to provide to investors, as it is an indicator of the operational strength and performance of the Company and, measured over time, provides management and investors with a sense of the growth pattern of the business.

There are material limitations to using Unlevered Cash Flow to measure the Company against some of its competitors as it excludes certain material items such as cash spent on merger and acquisition activity and interest expense. Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. Unlevered Cash Flow should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Consolidated Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures as disclosed in the consolidated statements of cash flows. Management believes that Consolidated Free Cash Flow is a relevant metric to provide to investors, as it is an indicator of the Company’s ability to generate cash to service its debt. Consolidated Free Cash Flow excludes cash used for acquisitions and principal repayments.

There are material limitations to using Consolidated Free Cash Flow to measure the Company against some of its competitors as Level 3 does not currently pay a significant amount of income taxes due to net operating losses, and therefore, generates higher cash flow than a comparable business that does pay income taxes. Additionally, this financial measure is subject to variability quarter over quarter as a result of the timing of payments related to accounts receivable and accounts payable. This financial measure should not be used as a substitute for net change in cash and cash equivalents on the consolidated statements of cash flows.

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended March 31, 2008 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Used in Operating Activities	$(47)	$(47)
Capital Expenditures	$(113)	$(113)
Cash Interest Paid	$145	N/A
Interest Income	$(6)	N/A
Total	$(21)	$(160)

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended December 31, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Provided by Operating Activities	$194	$194
Capital Expenditures	$(153)	$(153)
Cash Interest Paid	$114	N/A
Interest Income	$(9)	N/A
Total	$146	$41

Unlevered Cash Flow and Consolidated Free Cash Flow Three Months Ended March 31, 2007 ($ in millions)	Unlevered Cash Flow	Consolidated Free Cash Flow
Net Cash Used in Operating Activities	$(93)	$(93)
Capital Expenditures	$(155)	$(155)
Cash Interest Paid	$200	N/A
Interest Income	$(21)	N/A
Total	$(69)	$(248)

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions, except per share data)	2008	2007	2007

Revenue:
Communications	$1,066	$1,084	$1,037
Other	26	16	19
Total Revenue	1,092	1,100	1,056

Costs and Expenses:
Cost of Revenue	475	459	466
Depreciation and Amortization	240	225	221
Selling, General and Administrative, including non-cash compensation of $23, $50, and $24, respectively	422	440	440
Restructuring Charges	7	5	4
Total Costs and Expenses	1,144	1,129	1,131

Operating Loss	(52)	(29)	(75)

Other Income (Expense):
Interest Income	6	9	21
Interest Expense	(135)	(136)	(165)
Loss on Extinguishment of Debt, net	—	—	(427)
Other Income (Expense), net	3	45	1
Other Income (Expense)	(126)	(82)	(570)

Loss Before Income Taxes	(178)	(111)	(645)

Income Tax (Expense) Benefit	(3)	20	(2)

Net Loss	$(181)	$(91)	$(647)

Loss per Share (Basic and Diluted)	$(0.12)	$(0.06)	$(0.44)

Weighted Average Shares Outstanding (in thousands):
Basic and Diluted	1,541,872	1,536,736	1,469,163

 © 2008 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(unaudited)

	March 31,	December 31,
(dollars in millions)	2008	2007

Assets

Current Assets:
Cash and cash equivalents	$533	$714
Marketable securities	7	9
Restricted securities	8	10
Accounts receivable, less allowances of $22 and $20, respectively	416	395
Other	110	88
Total Current Assets	1,074	1,216

Property, Plant and Equipment, net	6,616	6,669

Restricted Securities	119	117

Goodwill and Other Intangibles, net	2,079	2,101

Other Assets, net	131	142
	$10,019	$10,245

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$346	$396
Current portion of long-term debt	7	32
Accrued payroll and employee benefits	73	97
Accrued interest	115	128
Deferred revenue	161	166
Other	129	139
Total Current Liabilities	831	958

Long-Term Debt, less current portion	6,831	6,832

Deferred Revenue	757	763

Other Liabilities	662	622

Stockholders’ Equity	938	1,070
	$10,019	$10,245

 © 2008 by Level 3 Communications, Inc. All rights reserved.

LEVEL 3 COMMUNICATIONS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
(dollars in millions)	2008	2007	2007

Cash Flows from Operating Activities:
Net loss	$(181)	$(91)	$(647)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	240	225	221
Gain on sale of property, plant and equipment, and other assets	(1)	(38)	(1)
Loss on extinguishment of long-term debt, net	—	—	427
Non-cash compensation expense attributable to stock awards	23	50	24
Amortization of debt issuance costs	4	4	4
Accreted interest on discount debt	—	1	9
Accrued interest on long-term debt	(14)	17	(48)
Deferred income taxes	(2)	(23)	—
Changes in working capital items net of amounts acquired:
Receivables	(20)	43	(35)
Other current assets	(22)	19	(18)
Payables	(52)	9	(13)
Deferred revenue	(17)	(7)	38
Other current liabilities	(15)	(22)	(53)
Other	10	7	(1)
Net Cash Provided by (Used in) Operating Activities	(47)	194	(93)

Cash Flows from Investing Activities:
Capital expenditures	(113)	(153)	(155)
Proceeds from sale of property, plant and equipment and other assets	2	1	2
Proceeds from sale of discontinued operations, net of cash sold	—	(2)	—
Proceeds from sale and maturity of marketable securities	—	45	280
(Increase) decrease in restricted cash and securities, net	—	(3)	16
Acquisitions, net of cash acquired, and investments	—	(8)	(626)
Net Cash Used in Investing Activities	(111)	(120)	(483)

Cash Flows from Financing Activities:
Payments on and repurchases of long-term debt, including current portion and refinancing costs	(26)	(2)	(2,611)
Long-term debt borrowings, net of issuance costs	—	—	2,362
Proceeds from warrants and stock-based equity plans	—	—	23
Net Cash Used in Financing Activities	(26)	(2)	(226)

Effect of Exchange Rates on Cash	3	—	5

Net Change in Cash and Cash Equivalents	(181)	72	(797)

Cash and Cash Equivalents at Beginning of Period	714	642	1,681

Cash and Cash Equivalents at End of Period	$533	$714	$884

Supplemental Disclosure of Cash Flow Information:
Cash interest paid	$145	$114	$200

Total Cash, Current Marketable Securities and Noncurrent Marketable Securities	$540	$723	$892

© 2008 by Level 3 Communications, Inc. All rights reserved.